Exhibit 5.3

January 22, 2025

Extra Space Storage Inc.

Extra Space Storage LP

2795 East Cottonwood Parkway

Suite 300

Salt Lake City, UT 84121

Re:	Registration Statement on Form S-3 (Registration No. 333-278690)

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to ESS Holdings Business Trust I, a Massachusetts business trust (“ESS I”), and ESS Holdings Business Trust II, a Massachusetts business trust (“ESS II”) (each a “Trust” and collectively the “Trusts”), in connection with the issuance by Extra Space Storage LP, a Delaware limited partnership (the “Operating Partnership”), of $350,000,000 aggregate principal amount of its 5.500% Senior Notes due 2030 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Trusts and Extra Space Storage Inc., a Maryland corporation (collectively, the “Guarantors”), under an Indenture dated as of May 11, 2021 among the Operating Partnership, the Guarantors, and Computershare Trust Company, N.A. as successor trustee to Wells Fargo Bank, National Association, as supplemented by the Fifth Supplemental Indenture dated June 16, 2023 (the “Indenture”). The Notes and the Guarantee are covered by the above-referenced Registration Statement, as amended to date (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

In such capacity, we have examined the following documents (the “Documents”):

1.

the Registration Statement, including the base prospectus thereof dated April 15, 2024, as supplemented by (i) a preliminary prospectus supplement dated January 16, 2025 and (ii) a final prospectus supplement dated January 16, 2025 (the base prospectus as so supplemented, the “Prospectus”);

2.	the Indenture (including the Guarantee contained therein) and the form of Note;

3.

the Agreement and Declaration of Trust of ESS I, dated and filed with the Secretary of the Commonwealth of Massachusetts (the “Secretary”) on May 5, 2004, as amended by a Certificate of Amendment dated September 12, 2005 and filed with the Secretary on September 15, 2005, an Incumbency Certificate dated and filed with the Secretary on October 13, 2016, an Incumbency Certificate dated May 24, 2017 and filed with the Secretary on May 25, 2017, and a Unanimous Written Consent dated August 15, 2017 and filed with the Secretary on August 18, 2017, all as certified by the Secretary on January 10, 2025;

Extra Space Storage Inc.

January 22, 2025

4.

the Agreement and Declaration of Trust of ESS II, dated and filed with the Secretary on May 5, 2004, as amended by a Certificate of Amendment dated September 12, 2005 and filed with the Secretary on September 15, 2005, an Incumbency Certificate dated and filed with the Secretary on October 13, 2016, an Incumbency Certificate dated May 24, 2017 and filed with the Secretary on May 25, 2017, and a Unanimous Written Consent dated August 15, 2017 and filed with the Secretary on August 18, 2017, all as certified by the Secretary on January 10, 2025;

5.

a Trustee’s Certificate of each Trust, dated as of the date hereof, certifying as to the accuracy and completeness of copies of the Agreement and Declaration of Trust of each Trust, the identity of the Trustees of each Trust, and the adoption of certain resolutions by the Trustees of each Trust relating to the Notes and the Guarantee; and

6.	certificates of the Secretary, each dated January 13, 2025, attesting to the legal existence of each Trust (the “Legal Existence Certificates”).

In such examination, we have assumed without verification (i) the genuineness of all signatures, including the compliance of all electronic signatures with all laws relating thereto, (ii) the authenticity of all documents, agreements and instruments submitted to us as originals, (iii) the conformity to original documents, agreements and instruments of all documents, agreements, and instruments submitted to us as copies or specimens, (iv) the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, (v) the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, (vi) the accuracy and valid issuance of all public documents, and (vii) the legal capacity and competency of each natural person executing any of the Documents. In reaching the opinions set forth below, we have further assumed that each Trust has received an economic benefit that is fair and sufficient to support its execution and delivery of the Indenture. In addition, we call your attention to the fact that we do not represent the Trusts generally. Accordingly, in rendering the opinions set forth herein we have relied exclusively on the Documents.

Based on the foregoing and subject to the assumptions and qualifications set forth below, it is our opinion that:

1.

Based solely on the Legal Existence Certificates and as of the date of the Legal Existence Certificates, each Trust is a trust validly existing and authorized to transact business in the Commonwealth of Massachusetts.

2.

The Trustees of each Trust have power and authority as trustees sufficient for the execution and delivery of the Indenture (including the Guarantee contained therein) on behalf of such Trust and the performance of their obligations thereunder.

3.	The execution, delivery, and performance of the Indenture (including the Guarantee contained therein) by each Trust have been duly authorized by all necessary trustee action of such Trust.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. Our opinions are limited solely to the laws of the Commonwealth of Massachusetts. We note that the Indenture states that it shall be governed by the laws of the State of New York. Accordingly, we have assumed and express no opinion as to the enforceability of the Indenture.

Extra Space Storage Inc.

January 22, 2025

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Latham & Watkins LLP, counsel to the Operating Partnership, may rely on this opinion letter in connection with its opinion of even date herewith relating to the Notes.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Verrill Dana, LLP